James D. King
President
(610) 371-2084
Jim.king@npitc.com

                                                          January 22, 2010

The Conestoga Funds
2201 Ridgewood Road #180
Wyomissing, PA  19610

Upon effectiveness of Post-Effective Amendment 8 to the registration statement of
Conestoga Funds under Securities Act of 1933, we hereby undertake to maintain the expense ratio of Institutional Advisors LargeCap Fund Series of the Conestoga Funds (the "Fund") to 1.35% of the Fund's average daily net assets (the "Operating Expense Limit").

We acknowledge and affirm that, to the extent that the aggregate expenses incurred by the Fund in any fiscal year, including but not limited to investment advisory fees payable to us (but excluding Rule 12b-1 fees, Shareholder servicing fees, interest, taxes, brokerage commissions, other expenditures that are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of such Fund' s business), exceed the Operating Expense Limit, such excess amount shall be our liability.

This will letter remain in effect until January 29, 2011.

Very truly yours,

JDK

cc: Duane D’Orazio, Conestoga Funds

2201 Ridgewood Road, #180 l  Wyomissing, PA  19610-1190 l  p  610.372.6414 / 800.826.5534 l  f  610.372.6473